Exhibit 23(c)

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our report on the 1999 financial statements of the Union Pacific Resources Group Inc. Employees' Thrift Plan dated June 12, 2000, included in this Annual Report on Form 11-K filed under Form 10-K/A, into the Union Pacific Resources Group Inc.'s, previously filed registration statements No. 333-62181 on Form S-3 and No. 333-22613 and No. 333-35641 on Form S-8 and in the following previously filed registration statements of Anadarko Petroleum Corporation:
(a)	Forms S-8 and S-3, Anadarko Employee Savings Plan (No. 33-8643).

(b)	Forms S-8 and S-3, Anadarko Petroleum Corporation 1987 Stock Option Plan (No. 33-22134).

(c)	Forms S-8 and S-3, Anadarko Petroleum Corporation 1988 Stock Option Plan for Non-Employee Directors (No. 33-30384).

(d)	Form S-8, Anadarko Petroleum Corporation 1993 Stock Incentive Plan (No. 33-54485).

(e)	Form S-3, Anadarko Petroleum Corporation Dividend Reinvestment and Stock Purchase Plan (No. 333-65915 and No. 333-88147).

(f)	Form S-8, Anadarko Petroleum Corporation 1998 Director Stock Plan (333-78301).

(g)	Form S-8, Anadarko Petroleum Corporation 1999 Stock Incentive Plan (No. 333-78303).

(h)	Form S-3, Anadarko Petroleum Corporation Registration Statement for $1 billion of Debt Securities, Preferred Stock and Common Stock (No. 333-76127).

(i)	Form S-3, Anadarko Petroleum Corporation Registration Statement for $1 billion of Debt Securities, Preferred Stock and Common Stock (No. 333-55964).

(j)	Form S-8, Union Pacific Resources Group Inc. Employees' Thrift Plan (Amended and Restated) (No. 333-38108).

(k)	Form S-3, Anadarko Petroleum Corporation Registration Statement for Zero Yield Puttable Contingent Debt Securities and Common Stock Issuable Upon Conversion (No 333-60496).

/s/ ARTHUR ANDERSEN LLP
Fort Worth, Texas
June 27, 2001